News Release
Tupperware Brands Corp.
14901 S. Orange Blossom Trail
Orlando, FL 32837
Investor Contact: Jane Garrard (407) 826-4475

Tupperware Brands Reports First Quarter 2019 Results

•	First quarter sales down 10% versus last year and 2% in local currency+.

•	Five percent sequential improvement from the fourth quarter in local currency sales comparison.

•	GAAP diluted E.P.S. $0.76 versus $0.70 in prior year.

•	Adjusted*, diluted E.P.S. $0.90, up 13% in local currency; within guidance range.

Orlando, Fla., April 24, 2019 - (NYSE: TUP) Tupperware Brands Corporation today announced first quarter 2019 operating results.
Tricia Stitzel, President and Chief Executive Officer, commented, “We delivered local currency sales and earnings per share within our expectations in the first quarter. Our results included sequential sales and sales force trend improvements in several of our units including France, Germany, Indonesia and Italy, and a five-percentage point sequential sales improvement overall.”
Stitzel continued, “We are beginning to implement the detailed project plans for transformation initiatives that we announced in January aimed at enabling sales growth and providing some future direct annualized cost savings. In the near term, we are pleased to see sequential improvement in sales as we continue to stabilize the business during this transformation period. We are also making good progress on our access and engagement strategies through studio expansion and digital deployment.”
First Quarter Executive Summary - (Comparisons with First Quarter 2018)

•
Net sales were $487.3 million, down 10% (2% local currency). Emerging markets**, accounting for 69% of sales, were down 11% (down 3% local currency). The emerging market operating units with the most significant local currency sales growth in the first quarter were Argentina, China, CIS and Poland, more than offset by significant decreases in Brazil, Fuller Mexico, Malaysia/Singapore, India, Indonesia and Turkey. Established market sales decreased 7% (2% local currency). The local currency sales decreases were most significant in the United States and Canada, partially offset by significant business-to-business (B2B) sales in France and Switzerland.

•
GAAP net income and diluted earnings per share were $36.9 million and $0.76, versus net income of $35.7 million and $0.70 in 2018, respectively, primarily reflecting lower unallocated and re-engineering expenses and a lower tax rate, partially offset by lower profit from the segments.

•
Adjusted, diluted earnings per share were $0.90 compared with $0.91 in the prior year, up 13% in local currency before an $0.11, or 12%, negative impact from weaker exchange rates. This was within the guidance range provided for the quarter in January 2019, and versus 2018 reflected lower unallocated expenses and a lower tax rate, partially offset by lower profit from three of the segments.

•	Total sales force of 3.0 million was down three percent compared with the prior year, and a two-percentage point sequential improvement from the fourth quarter.

First Quarter Business Highlights - (Comparisons with First Quarter 2018)
Europe: Segment sales were down 4% (up 8% local currency).

•	Emerging markets in Europe decreased 11% (up 5% local currency). Local currency improvement was primarily in CIS, up 1% (16% local currency) and Poland, up 73% (94% local currency).

•	Established markets were up 2% (11% local currency), due to significant B2B sales in France and Switzerland.
Asia Pacific: Segment sales were down 9% (5% local currency).

•
Emerging markets in Asia Pacific were down 8% (4% local currency), primarily in India, down 49% (45% local currency) and Indonesia, down 20% (17% local currency). Both of these units continued to struggle with sales force size. These decreases were partially offset by an increase in China, up 1% (7% local currency).

North America: Segment sales were down 11% (10% local currency).

•	Tupperware United States and Canada sales were down 17%, driven largely by lower sales force additions and fewer average active sellers.

•
Tupperware Mexico sales were down 3% (1% local currency), due to strong productivity, partially offset by lower average active sellers. Fuller Mexico sales were down 14% (11% local currency) from a lower active sales force. Both units were impacted by a gasoline shortage during the beginning of the quarter, and uncertainty associated with the new government.

South America: Segment sales were down 20% (3% local currency).

•
Local currency sales decrease primarily from Brazil, down 21% (8% local currency). This reflected the consumer spending environment in connection with political and macro-economic instability. The impact of Brazil was partially offset by Argentina, down 32% in dollars (up 35% local currency), due to price increases in connection with high inflation.

2019 Outlook
Based on current business trends and foreign currency rates, the Company's second quarter and fiscal 2019 full year outlook is provided below.
Company Level

	13 Weeks Ended		13 Weeks	52 Weeks Ended		52 Weeks
	Jun 29, 2019		Ended	Dec 28, 2019		Ended
	Low	High	Jun 30, 2018	Low	High	Dec 29, 2018

USD Sales Growth vs Prior Year	(8)%	(6)%	(7)%	(5)%	(3)%	(8)%
GAAP EPS	$1.09	$1.14	$1.26	$3.65	$3.76	$3.11
GAAP Pre-Tax ROS	13.7%	14.1%	16.6%	12.8%	13.0%	13.3%

Local Currency+ Sales Growth vs Prior Year	(4)%	(2)%	(4)%	(2)%	—%	(5)%
EPS Excluding Items*	$1.00	$1.05	$1.17	$4.03	$4.14	$4.30
Pre-Tax ROS Excluding Items*	13.3%	13.7%	15.0%	13.5%	13.6%	13.8%

FX Impact on EPS Comparison (a)	($0.06)	($0.06)		($0.14)	($0.14)

(a) Impact of changes in foreign currency vs. prior year is updated monthly at: Tupperware Brands Foreign Exchange Translation Impact Update.

* See Non-GAAP Financial Measures Reconciliation Schedules.
** The Company classifies established market units as those operating in Western Europe, including Scandinavia, the United States and Canada, Australia and Japan, and its remaining units as emerging market units.
+ Local currency changes are measured by comparing current year results with those of the prior year translated at the current year's foreign exchange rates.

Forecast Notes

•
U.S. GAAP and excluding items profit amounts both include a $4.5 million and $17.2 million pretax benefit in the second quarter and full year, respectively, due to changes in reporting forward points under foreign exchange contracts under new accounting guidance on hedging that was effective the beginning of 2019.

Segment Level

•
For the full year, sales are expected to be down by a mid-single digit percentage in dollars in Europe and even to down a low single digit in local currency. Asia Pacific is expected to be down by a low single digit in dollars and even to down a low single digit in local currency. North America, down by a mid-single digit in dollars and local currency. In South America, sales are expected to be down by a mid-single digit in dollars and up 2 to 4% in local currency.

•
Segment profit return on sales versus 2018, excluding items, is expected to be down about 1/2 point in Europe and Asia Pacific in dollars and local currency, down slightly in dollars and local currency in North America and down in South America by about 1.5 points in dollars and 2 points in local currency, due to higher product costs not offset with pricing in the difficult consumer spending environment in Brazil and Argentina.

Share Repurchases
The Company did not repurchase any shares during the first quarter. It may repurchase up to $100 million of shares opportunistically in 2019. The Company targets, over time, a debt-to-EBITDA ratio, as defined under its revolving credit agreement, of below 2 times.

First Quarter Earnings Conference Call

Tupperware Brands will conduct a conference call today, Wednesday, April 24, 2019, at 8:30 am Eastern time. The conference call will be webcast and accessible, along with a copy of this news release and slides presented during the conference call, on ir.tupperwarebrands.com.

Tupperware Brands Corporation, through an independent sales force of 3.0 million, is the leading global marketer of innovative, premium household, beauty and personal care products across multiple brands utilizing social selling. Product brands and categories include design-centric preparation, storage and serving solutions for the kitchen and home through the Tupperware brand and beauty and personal care products through the Avroy Shlain, Fuller Cosmetics, NaturCare, Nutrimetics and Nuvo brands.
The Company's stock is listed on the New York Stock Exchange (NYSE: TUP). Statements contained in this release that are not historical fact and use predictive words such as "estimates", "outlook", “guidance”, “expects”, "intends", "target", "plans" or "will" are forward-looking statements.  These statements involve risks and uncertainties that include impairment and other charges related to purchase accounting goodwill and restructuring actions, the success of growth and transformation initiatives, enactment related and ongoing impacts related to the U.S. Tax Cuts and Jobs Act of 2017 (the "Tax Act"), recruiting and activity of the Company's independent sales forces relating to governmental actions and otherwise, the success of new product introductions and promotional programs, success in arranging and success of business-to-business selling arrangements and their timing, governmental approvals of materials for use in food containers and beauty, personal care, nutritional and nutraceutical products, the success of buyers in obtaining financing or attracting tenants for commercial and residential developments, the timing and success of closing asset sales related to re-engineering actions, the effects of economic and political conditions generally and foreign exchange risk in particular, leadership development and succession changes, and other risks detailed in the Company's periodic reports as filed in accordance with the Securities Exchange Act of 1934, as amended.
The Company updates each month the impact of changes in foreign exchange rates versus the prior year, posting it on Tupperware Brands Foreign Exchange Translation Impact Update. Other than updating for changes in foreign currency exchange rates, the Company does not intend to update forward-looking information, except through its quarterly earnings releases, unless it expects diluted earnings per share for the current quarter, excluding items impacting comparability and changes versus its guidance of the impact of changes in foreign exchange rates, to be significantly below its previous guidance.

Non-GAAP Financial Measures
The Company has utilized non-GAAP financial measures in this release, which are provided to assist readers' understanding of the Company's results of operations. These amounts exclude certain items that at times materially impact the comparability of the Company's results of operations. The adjusted information is intended to be indicative of the Company's primary operations, and to assist readers in evaluating performance and analyzing trends across periods. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP.
The non-GAAP financial measures include comparisons related to profit. They exclude gains from the sale of property, plant and equipment and insurance settlements related to casualty losses, other income in connection with real estate related operations, inventory obsolescence and operating losses in conjunction with decisions to exit, wind-down or significantly restructure businesses, along with asset sales related to exited or restructured businesses, certain asset retirement obligations, re-engineering including the exit of businesses and fixed asset impairment charges, pension settlements and significant discrete impacts of new tax laws upon adoption. While the Company is engaged in a multi-year program to sell land adjacent to its Orlando, Florida headquarters, and also disposes of other excess land and facilities periodically, these activities are not part of its primary business operations. Additionally, amounts recognized in any given period are not indicative of amounts that may be recognized in any particular future period. For this reason, these amounts are excluded as indicated. The Company excludes significant charges related to casualty losses caused by significant weather events, fires or similar circumstances. It also excludes any related gains resulting from the settlement of associated insurance claims. While these types of events can and do recur periodically, they are excluded from indicated financial information due to their distinction from ongoing business operations, inherent volatility and impact on the comparability of earnings across periods. The Company periodically records exit costs accounted for using the applicable accounting guidance for exit or disposal cost obligations and other amounts related to rationalizing its supply chain operations and other re-engineering activities, including the exit of businesses and upon liquidation of operations in a country, the recognition in income of amounts previously recorded in equity as a cumulative translation adjustment. Also, the Company excludes the impact of changes in tax laws on cumulative deferred taxes from items previously recorded as cumulative translation adjustments. The Company believes these amounts are similarly volatile and impact the comparability of earnings across periods. Therefore, they are also excluded from indicated financial information to provide what the Company believes represents a useful measure for analysis and predictive purposes.
The Company believes that excluding from reported financial information, costs incurred in connection with a change in its capital structure that is of a nature that would be expected to recur sporadically, also provides a useful measure for analysis and predictive purposes. The Company accounts for its operations in Argentina and Venezuela using hyper-inflation rules under GAAP. Due to volatility in changes in exchange rates, the Company’s non-GAAP measures exclude for analysis and predictive purposes, the impact from devaluations on the Argentine peso and Venezuelan bolivar denominated net monetary assets and other balance sheet positions that impact near term income, since they appear in the income statement at the exchange rate at which they were originally translated rather than the exchange rate at which current operating activity is being translated.
The Company has also elected to present financial measures excluding the impact of amortizing the purchase accounting carrying value of certain definite-lived intangible assets, primarily the value of its Fuller trade name recorded in connection with the Company's December 2005 acquisition of the direct selling businesses of Sara Lee Corporation.  The amortization expense related to these assets will continue for several years.  Similarly, in connection with its evaluation of the carrying value of acquired intangible assets and goodwill, the Company has periodically recognized impairment charges.  The Company believes that these types of non-cash charges will not be representative in any single reporting period of amounts recorded in prior reporting periods or expected to be recorded in future reporting periods. Therefore, they are excluded from indicated financial information to also provide a useful measure for analysis and predictive purposes.
The Company enters into a limited number of business-to-business transactions, in which it sells products to a partner company. Since the level of these sales is volatile from quarter-to-quarter and year-to-year, and is largely independent of the activities of its sales force, the Company at times in addition to disclosing reported sales, discloses “core” sales amounts and comparisons, which exclude amounts sold under business-to-business transactions. This illustrates sales results and trends directly associated with activities of its independent sales force. Also, as the impact of changes in exchange rates is an important factor in understanding period-to-period comparisons, the Company believes the presentation of results on a local currency basis, in addition to reported results, helps improve readers' ability to understand the Company's operating results and evaluate performance in comparison with prior periods. The Company presents local currency information that compares results between periods as if current period exchange rates had been the exchange rates in the prior period. The Company uses results on a local currency basis as one measure to evaluate performance. The Company generally refers to such amounts as calculated on a local currency basis, as restated or excluding the impact of foreign currency. These core sales and local currency results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Core sales and results on a local currency basis may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with GAAP.

In information included with this release, the Company has referred to Adjusted EBITDA and a Debt/Adjusted EBITDA ratio, which are non-GAAP financial measures used in the Company's credit agreement. The Company uses these measures in its capital allocation decision process and in discussions with investors, analysts and other interested parties, and therefore believes it is useful to disclose this amount and ratio. The Company's calculation of these measures is in accordance with its credit agreement, and is set forth in the reconciliation from GAAP amounts in an attachment to this release; however, the reader is cautioned that other companies define these measures in different ways, and consequently they may not be comparable with similarly labeled amounts disclosed by others.

###

TUPPERWARE BRANDS CORPORATION
FIRST QUARTER 2019 SALES FORCE STATISTICS*
(UNAUDITED)

	Sales
All Units	Reported Inc/(Dec) vs. Q1 '18%	Restated+ Inc/(Dec) vs. Q1 '18%		Active Sales Force	Inc/(Dec) vs. Q1 '18%		Total Sales Force	Inc/(Dec) vs. Q1 '18%
Europe	(4)	8	a	104,670	1	c	749,870	(5)
Asia Pacific	(9)	(5)	b	154,292	(16)	d	950,127	(8)
North America	(11)	(10)		196,334	(8)	e	751,122	(2)
South America	(20)	(3)		118,716	(4)	f	580,565	10
Total All Units	(10)	(2)		574,012	(8)		3,031,684	(3)

Emerging Market Units
Europe	(11)	5		80,291	5	c	590,982	(4)
Asia Pacific	(8)	(4)	b	134,958	(17)	d	868,399	(8)
North America	(7)	(5)		182,597	(7)	e	640,744	(3)
South America	(20)	(3)		118,716	(4)	f	580,565	10
Total Emerging Market Units	(11)	(3)		516,562	(8)		2,680,690	(2)

Established Market Units
Europe	2	11	a	24,379	(11)		158,888	(10)
Asia Pacific	(16)	(10)		19,334	(5)		81,728	(5)
North America	(17)	(16)		13,737	(11)	e	110,378	(1)
South America	—	—		—	—		—	—
Total Established Market Units	(7)	(2)		57,450	(9)		350,994	(6)

* Sales force statistics as collected by the Company and, in some cases, provided by distributors and sales force. The Company classifies Established Markets as those operating in Western Europe, including Scandinavia, the United States and Canada, Australia and Japan, while the remaining units are classified as Emerging Market Units. Active Sales Force is defined as the average number of sellers ordering in each cycle over the course of the quarter, whereas Total Sales Force is defined as the number of sales force members of the units at the end of the quarter.
+ Local currency, or restated, changes are measured by comparing current year results with those of the prior year, translated at the current year's foreign exchange rates.
Notes
a The lower active sales force than local currency sales comparison in Europe established markets was mainly due to business-to-business (B2B) sales in Tupperware France and Switzerland, which do not relate to sales force statistics.
b The larger decrease in active sales force than local currency sales comparison in Asia Pacific emerging markets was primarily from a mix shift towards Tupperware China, which does not have a traditional sales force, and from lower engagement by sellers in Indonesia.
c Active sales force is higher in Europe emerging markets mainly due to a good response to promotional offers, while total sales force is down due to removals of inactive sellers mainly in Tupperware South Africa.
d The lower active than total sales force comparison in Asia Pacific emerging markets was mainly from Tupperware Malaysia and Singapore with soft response to promotional offers.
e The lower active than total sales force comparison in North America established markets was mainly from Tupperware United States and Canada, which reflected a weak response to offers, and for emerging markets was mainly in Fuller Mexico, reflecting an impact from a national fuel shortage early in the quarter.
f The lower active than total sales force comparison in South America emerging markets was mainly from Brazil, which had a surge in additions, but lower active sellers reflecting the difficulty in generating sales in a challenging economic environment.

TUPPERWARE BRANDS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(In millions, except per share data)	13 Weeks Ended	13 Weeks Ended
	Mar 30, 2019	Mar 31, 2018
Net sales	$487.3	$542.6
Cost of products sold	161.2	179.0
Gross margin	326.1	363.6

Delivery, sales and administrative expense	262.7	289.2
Re-engineering and impairment charges	4.3	7.6
Impairment of goodwill	—	—
Gain (loss) on disposal of assets	(0.9)	2.2
Operating income	58.2	69.0

Interest income	0.6	0.7
Interest expense	10.2	11.1
Other (income) expense, net	(3.3)	0.2
Income before income taxes	51.9	58.4
Provision for income taxes	15.0	22.7
Net income	$36.9	$35.7

Net income per common share:
Basic income per share	$0.76	$0.70
Diluted income per share	$0.76	$0.70

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(In millions, except per share data)	13 Weeks Ended	13 Weeks Ended	Reported	Restated*	Foreign
	Mar 30, 2019	Mar 31, 2018%		%	Exchange
			Inc (Dec)	Inc (Dec)	Impact*
Net Sales:
Europe	$138.6	$143.9	(4)	8	$(16.1)
Asia Pacific	156.1	172.2	(9)	(5)	(8.7)
North America	119.6	135.0	(11)	(10)	(2.8)
South America	73.0	91.5	(20)	(3)	(16.4)
	$487.3	$542.6	(10)	(2)	$(44.0)

Segment profit:
Europe	$17.7	$12.4	43	65	$(1.7)
Asia Pacific	30.0	37.9	(21)	(16)	(2.2)
North America	17.4	19.0	(8)	(6)	(0.5)
South America	8.9	17.3	(49)	(38)	(2.9)
	74.0	86.6	(15)	(7)	(7.3)

Unallocated expenses	(7.3)	(12.4)	(41)	(43)	(0.6)
Gain (loss) on disposal of assets	(0.9)	2.2	+	+	—
Re-engineering and impairment charges	(4.3)	(7.6)	(43)	(44)	—
Interest expense, net	(9.6)	(10.4)	(8)	(8)	—
Income before taxes	51.9	58.4	(11)	3	(7.9)
Provision for income taxes	15.0	22.7	(34)	(26)	(2.5)
Net income	$36.9	$35.7	3	22	$(5.4)

Net income per share (diluted)	$0.76	$0.70	9	29	$(0.11)

Weighted average number of diluted shares	48.8	51.3

* 2019 actual compared with 2018 translated at 2019 exchange rates
+ Change greater than 100%

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

(In millions, except per share data)	13 Weeks Ended Mar 30, 2019				13 Weeks Ended Mar 31, 2018
	Reported	Adj's		Excl Adj's	Reported	Foreign Exchange Impact	Adj's		Restated* Excl Adj's
Segment profit:
Europe	$17.7	$0.2	b, f	$17.9	$12.4	$(1.7)	$0.4	f	$11.1
Asia Pacific	30.0	0.4	a	30.4	37.9	(2.2)	0.6	a,b	36.3
North America	17.4	1.4	a	18.8	19.0	(0.5)	2.8	a,g	21.3
South America	8.9	0.4	a,c	9.3	17.3	(2.9)	0.4	a,c	14.8
	74.0	2.4		76.4	86.6	(7.3)	4.2		83.5

Unallocated expenses	(7.3)	—		(7.3)	(12.4)	(0.6)	—		(13.0)
Gain (loss) on disposal of assets	(0.9)	0.9	d	—	2.2	—	(2.2)	d	—
Re-engineering and impairment charges	(4.3)	4.3	e	—	(7.6)	—	7.6	e	—
Interest expense, net	(9.6)	—		(9.6)	(10.4)	—	—		(10.4)
Income before taxes	51.9	7.6		59.5	58.4	(7.9)	9.6		60.1
Provision for income taxes	15.0	0.6	h	15.6	22.7	(2.5)	(1.3)	h	18.9
Net income	$36.9	$7.0		$43.9	$35.7	$(5.4)	$10.9		$41.2

Net income per share (diluted)	$0.76	$0.14		$0.90	$0.70	$(0.11)	$0.21		$0.80

* 2019 actual compared with 2018 translated at 2019 exchange rates.
a Amortization of intangibles of acquired beauty units.
b Pension settlement costs.
c As a result of devaluations in the Venezuelan bolivar, and beginning July 1, 2018, the Argentine peso. As Venezuela and Argentina are accounted for as hyperinflationary, the Company had negative impacts of $0.3 million and $0.2 million in the first quarter of 2019 and 2018, respectively. These amounts were related to expense from re-measuring bolivar and peso denominated net monetary assets at the lower exchange rates at the times of devaluations, along with the impact of recording in income amounts on the balance sheet when the devaluations occurred, primarily inventory, at the exchange rates at the time the amounts were made or purchased, rather than the exchange rates in use when they were included in income.
d In 2018, gains on disposal of assets mainly related to the sale of a building owned by Beauticontrol.
e In both years, re-engineering and impairment charges were primarily related to severance costs incurred for headcount reduction in several of the Company's operations in connection with changes in its management and organizational structures, and in 2018, the costs associated with the closure of Beauticontrol and the French supply chain facility.
f Write-off of inventory and bad debt associated with changes in business model.
g Beauticontrol wind down loss and inventory write-off.
h Provision for income taxes represents the net tax impact of adjusted amounts.
See note regarding non-GAAP financial measures in the attached press release.

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

(In millions)	13 Weeks Ended	13 Weeks Ended
	March 30, 2019	March 31, 2018
Operating Activities:
Net cash used by operating activities	$(40.1)	$(40.8)

Investing Activities:
Capital expenditures	(12.9)	(15.2)
Proceeds from disposal of property, plant & equipment	0.6	5.9
Net cash used in investing activities	(12.3)	(9.3)

Financing Activities:
Dividend payments to shareholders	(33.9)	(35.4)
Repurchase of common stock	(0.7)	(1.0)
Repayment of long-term debt and finance lease obligations	(0.3)	(0.5)
Net change in short-term debt	84.1	97.2
Debt issuance costs	(1.3)	—
Proceeds from exercise of stock options	—	0.2
Net cash provided by financing activities	47.9	60.5

Effect of exchange rate changes on cash, cash equivalents and restricted cash	3.1	4.1
Net change in cash, cash equivalents and restricted cash	(1.4)	14.5
Cash, cash equivalents and restricted cash at beginning of year	151.9	147.2
Cash, cash equivalents and restricted cash at end of period	$150.5	$161.7

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(In millions)	Mar 30, 2019	Dec 29, 2018
Assets:
Cash and cash equivalents	$146.8	$149.0
Other current assets	508.8	471.6
Total current assets	655.6	620.6

Property, plant and equipment, net	277.9	276.0
Other assets	494.9	412.2
Total assets	$1,428.4	$1,308.8

Liabilities and Shareholders' Equity:
Short-term borrowings and current portion of long-term debt	$367.8	$285.5
Accounts payable and other current liabilities	425.9	473.6
Total current liabilities	793.7	759.1

Long-term debt	603.0	603.4
Other liabilities	224.6	181.5
Total shareholders' equity	(192.9)	(235.2)
Total liabilities and shareholders' equity	$1,428.4	$1,308.8

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES OUTLOOK RECONCILIATION SCHEDULE
April 24, 2019
(UNAUDITED)

	Second Quarter	Second Quarter
(In millions, except per share data)	2018 Actual	2019 Outlook
		Range
		Low	High
Income before income taxes	$88.6	$68.1	$71.4

Income tax	$24.8	$14.8	$15.6
Effective Rate	28%	22%	22%

Net Income (GAAP)	$63.8	$53.3	$55.8

% change from prior year		(16)%	(13)%

Adjustments(1):
Gains on disposal of assets	(12.4)	(10.0)	(10.0)
Re-engineering and pension settlements	2.4	6.2	6.2
Net impact of Venezuelan and Argentine currency devaluations	0.1	—	—
Acquired intangible asset amortization	1.8	1.8	1.8
Income tax(2)	3.8	(2.5)	(2.5)
Net Income (adjusted)	$59.5	$48.8	$51.3

Exchange rate impact(3)	(2.9)	—	—
Net Income (adjusted and 2018 restated for currency changes)	$56.6	$48.8	$51.3

% change from prior year		(14)%	(9)%

Net income (GAAP) per common share (diluted)	$1.26	$1.09	$1.14

% change from prior year		(13)%	(10)%

Net Income (adjusted) per common share (diluted)	$1.17	$1.00	$1.05

Net Income (adjusted & restated) per common share (diluted)	$1.11	$1.00	$1.05

% change from prior year		(10)%	(5)%

Average number of diluted shares (millions)	50.7	48.8	48.8

(1) Refer to Non-GAAP Financial Measures section of attached release for description of the general nature of adjustment items.
(2) Represents income tax impact of adjustments on an item-by-item basis.
(3) Difference between 2019 actual and 2018 translated at 2019 currency exchange rates.

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES OUTLOOK RECONCILIATION SCHEDULE
April 24, 2019
(UNAUDITED)

	Full Year	Full Year
(In millions, except per share data)	2018 Actual	2019 Outlook
		Range
		Low	High
Income before income taxes	$276.2	$253.0	$260.4

Income tax	$120.3	$74.9	$76.8
Effective Rate	44%	30%	30%

Net Income (GAAP)	$155.9	$178.1	$183.6

% change from prior year		14%	18%

Adjustments(1):
Gains on disposal of assets	$(18.7)	$(29.8)	$(29.8)
Re-engineering and pension settlements	19.3	35.1	35.1
Net impact of Venezuelan and Argentine currency devaluations	2.1	0.3	0.3
Acquired intangible asset amortization	7.6	7.2	7.2
Income tax(2)	49.6	5.7	5.7
Net Income (adjusted)	$215.8	$196.6	$202.1

Exchange rate impact(3)	(6.7)	—	—
Net Income (adjusted and 2018 restated for currency changes)	$209.1	$196.6	$202.1

% change from prior year		(6)%	(3)%

Net income, (GAAP) per common share (diluted)	$3.11	$3.65	$3.76

Net Income (adjusted) per common share (diluted)	$4.30	$4.03	$4.14

Net Income (adjusted & restated) per common share (diluted)	$4.16	$4.03	$4.14

% change from prior year		(3)%	—%

Average number of diluted shares (millions)	50.2	48.8	48.8

(1) Refer to Non-GAAP Financial Measures section of attached release for description of the general nature of adjustment items.
(2) Represents income tax impact of adjustments on an item-by-item basis, as well as in 2018, a $46.5 million impact from adoption of 2017 tax law in the United States.
(3) Difference between 2019 actual and 2018 translated at 2019 currency exchange rates.

TUPPERWARE BRANDS CORPORATION
ADJUSTED EBITDA AND DEBT/ADJUSTED EBITDA*
(UNAUDITED)

As of and for the four quarters ended
March 30, 2019
Adjusted EBITDA:
Net income (loss)	$157.1
Add:
Depreciation and amortization	56.8
Gross interest expense	45.6
Provision for income taxes	112.6
Equity compensation	13.1
Pre-tax re-engineering and impairment charges	1.3
Other non-cash extraordinary, unusual or non-recurring charges	9.3
Deduct:
Cash paid for re-engineering	(39.3)
Gains on land sales, insurance recoveries, etc.	(15.6)
Total Adjusted EBITDA	$340.9

Consolidated total debt	$970.8
Divided by adjusted EBITDA	340.9
Debt to Adjusted EBITDA Ratio	2.85

* Amounts and calculations are based on the definitions and provisions of the Company's $650 million Credit Agreement dated September 11, 2013, amended and restated March 29, 2019 ("Credit Agreement") and, where applicable, are based on the trailing four quarter amounts. "Adjusted EBITDA" is calculated as defined for "Consolidated EBITDA" in the Credit Agreement.